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                                                                   Exhibit 10.47

                                  June 11, 1996

John D. Kuhns
Chairman
The New World Power Corporation
The Farmhouse
558 Lime Rock Road
Lime Rock, CT 06039

Dear John:

         We confirm our discussions with you, Shaun Donnellan and George Petrenko regarding fees to be paid to Oakes, Fitzwilliams & Co. ("OFCO") by The New World Power Corporation (the "Company") for (1) services rendered during 1995 and 1996 relating to the restructuring of the Company's management and capitalization ("Restructuring Services") and (2) services to be rendered in connection with the anticipated negotiations with Cedar Group, Inc. ("Cedar") or other entity ("Financial Advisory Services").

         A.       Restructuring Services.

         Since the end of 1995, we have arranged meetings and telephonic conferences among several parties in respect of NWPC, including directors, officers, lenders, note holders and investors, to discuss and analyze the severe liquidity crisis faced by the Company for the purpose of solving the crisis.

         This advisory role was initiated by OFCO without prior formal appointment by the Company because, among other things, (a) OFCO was the logical party to serve as moderator and coordinator among the parties, and (b) there was not sufficient time to negotiate an agreement and to permit all required corporate procedures, including board approval, to authorize OFCO's appointment.

         The benefits of OFCO's Restructuring Services are evidenced, among other places in the renegotiation of the terms of the debt instruments held by Sundial International Fund Limited and the group led by Fleming Capital Management, Inc.

         As we discussed, you would recommend to the Board of Directors of the Company that (a) OFCO be issued 240,000 shares of the Company's Common Stock (in lieu of
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The New World Power Corporation
June 11, 1996
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$125,000 in cash), (b) OFCO be paid its expenses already incurred, some of which have been submitted to the Company but not paid, in the approximate amount of $85,000 and (c) the warrants to purchase shares of Common Stock of the Company received in the past by OFCO as compensation be exchanged for New Warrants (as defined in the Forbearance Agreement dated May __, 1996 between the Company and Sundial International Fund Limited) as set forth in Appendix A to this letter.

         These actions will be taken promptly, and before June 30, 1996.

         B.       Financial Advisory Services.

         We are pleased to confirm in principle that OFCO is prepared to act as the financial advisor to the Company in respect of the negotiations with Cedar or other entity introduced by OFCO to the Company or referred to OFCO by the Company ("Other Entity") regarding an equity investment or other provision of capital, or a joint venture or other corporate arrangement ("Transaction").

1. OFCO introduced Cedar to the Company earlier this year as a possible entity with which to enter into a Transaction. Cedar has initiated its serious due diligence review and has provided in its letter of June 7, 1996 a proposed basis for a Transaction.

         In order to develop the interest of Cedar to enter into a Transaction with the Company, (a) OFCO has had many meetings personally and by telephone with representatives of Cedar at and during which (b) OFCO has presented the merits of the Company's business on the basis of Company and other documents and OFCO's own analysis of both the Company as well as the industry. These meetings have included at different times representatives of OFCO, Cedar and more recently the Company.

         In order to assure that such interest of Cedar or will continue and be brought to a closing, OFCO will (a) maintain its active discussions with Cedar on behalf of the Company, (b) arrange meetings for you and other representatives of the Company with Cedar, (c) continue to respond to Cedar's inquiries by providing analysis and forecasts relating to industry trends and the Company and
(d) throughout the entire negotiation process, provide the Company with advice regarding negotiating strategies and terms and conditions of the Transaction. These same services would also be provided in connection with an Other Entity.

         OFCO has committed substantial time and effort to the Cedar potential and anticipates that substantial time and effort will still be required to convert the interest of Cedar or Other Entity into a Transaction which benefits the Company and its shareholders.
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The New World Power Corporation
June 11, 1996
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2.       From the date of execution of this letter until termination thereof,
OFCO will have the exclusive right to act as the Company's financial advisor with respect to a Transaction for Cedar or Other Entity.

3. At the Closing of a Transaction, the Company will (a) pay to OFCO a cash fee in an amount equal to 2.5% of the value of the total consideration of the Transaction and (b) reimburse OFCO its reasonable out-of-pocket expenses not incurred in the normal course of business.

4. In the event that Cedar or Other Entity makes an investment in, provides capital to or otherwise enters into a transaction with the Company or an entity owned in whole or in part by the Company within a period of one year from the date of execution of this letter, the Company will compensate OFCO in accordance with the provisions set forth in paragraph 3 above.

         The relationship and arrangements contemplated by this letter, except as provided in 4, between the Company and OFCO may be terminated by the Company or OFCO at any time upon sixty days notice.

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         If the foregoing conforms to your understanding and you wish us to proceed on your behalf as outlined above, please sign and return the enclosed copy of this letter.

         Thank you for your assistance and support.

                                           Very truly yours,

                                           Oakes, Fitzwilliams & Co., L.P.

                                           By: /s/
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The foregoing is hereby
confirmed and agreed:
The New World Power Corporation

By: /s/
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